Exhibit 4.67

(English Translation)

Supplementary Agreement to Trademark License Agreement

This Supplementary Agreement to Trademark License Agreement (the “Agreement”) is entered into by and among the following parties on January 30, 2011 in Beijing:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China
Party B:	Baidu Netcom Science Technology Co., Ltd.
Address:	No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China

WHEREAS:

1.	The parties entered into the Trademark License Agreement on March 1, 2004. Pursuant to Section 2 of the Trademark License Agreement, the Licensee agreed to pay the Licensor licenses fees. The specified amount of the license fees and the form of payment were set forth in Appendix 2 to the Trademark License Agreement. Pursuant to Appendix 2 to the Trademark License Agreement, the Licensee should pay RMB10,000 per year to Licensor as the fees for using Trademarks. The Licensor has the right to determine whether or not to exempt the Licensee’s obligation to pay such fees.

2.	The parties entered into the Supplementary Agreement No. 4 to the Trademark License Agreement on April 22, 2010. Pursuant to Section 1 of the Supplementary Agreement No. 4 to the Trademark License Agreement, the parties agreed to add the following as Section 2 of Appendix 2 to the Trademark License Agreement: “Party A shall have the right to determine the amount and calculation of the license fees at its sole discretion.”

NOW THEREFORE, the parties agree to terminate the section above through friendly negotiation.

This Agreement shall be executed in two originals, each party holding one original. All the originals shall have the same legal effect.

IN WITNESS WHEREOF, each party hereto have caused this Agreement to be duly executed by its legal representative on its behalf as of the date first set forth above.

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Legal Representative:	/s/ Legal Representative
Company seal:	(The company seal of Baidu Online Network Technology (Beijing) Co., Ltd.)
Party B:	Baidu Netcom Science Technology Co., Ltd.
Legal Representative:	/s/ Legal Representative
Company seal:	(The company seal of Baidu Netcom Science Technology Co., Ltd.)

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